Exhibit 10.2

EXECUTION VERSION

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of October 18, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation having its principal place of business at 201 Rouse Boulevard Philadelphia, PA 19112 (“Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”) and any of its parent, subsidiary or affiliated companies.

RECITALS

Pursuant to that certain Master Repurchase and Securities Contract, dated as of October 18, 2024 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Wells Fargo Bank, National Association (“Buyer”) and FS CREIT Finance WF-2 LLC, a Delaware limited liability company (“Seller”), Seller has agreed to sell, from time to time, to Buyer certain Purchased Assets, as defined in the Repurchase Agreement, upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Custodial Agreement”), by and among Computershare Trust Company, N.A. (the “Custodian”), Buyer and Seller, Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. The Repurchase Agreement, the Custodial Agreement, this Guarantee and any other agreements executed in connection with the Repurchase Agreement and the Custodial Agreement shall be referred to herein as the “Repurchase Documents.”

It is a condition precedent to Buyer purchasing the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the Guaranteed Obligations (as defined below).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Repurchase Documents and to enter into the transactions contemplated thereunder, Guarantor hereby agrees with Buyer as follows:

1.            Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings given them in the Repurchase Agreement.

(a)            “Adjusted Tangible Net Worth”: With respect to any Person and its consolidated Subsidiaries on any date, an amount equal to the sum of such Person’s Tangible Net Worth plus such Person’s Net Available Capital Commitments.

(b)            “Cash and Cash Equivalents”: With respect to any Person and its consolidated Subsidiaries on any date, any of the following: (a) cash (other than Restricted Cash), (b) fully federally insured demand deposits, and (c) securities with maturities of thirty (30) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof.

(c)            “EBITDA”: With respect to any Person and its consolidated Subsidiaries, for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, an amount equal to, without duplication, (a) Net Income (or loss) of such Person, plus (b) the following (but only to the extent actually deducted in calculating such Net Income (or loss)):  (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense, (iv) extraordinary or non-cash non-recurring losses and (v) transaction costs in connection with the Repurchase Documents, and minus (c) the following (but only to the extent actually added in calculating such Net Income (or loss)): extraordinary or non-cash non-recurring gains; determined, in each case, on a consolidated basis.

(d)            “Guaranteed Obligations”: Collectively (a) all payment obligations owing by Seller to Buyer under or in connection with the Repurchase Agreement and any other Repurchase Documents, including, without duplication, all interest and fees that accrue after the commencement by or against Seller or Guarantor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued); (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, reasonable outside attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of Seller with respect to Buyer under each of the Repurchase Documents.

(e)            “Interest Expense”: With respect to any Person and its consolidated Subsidiaries in respect of any period of four consecutive fiscal quarters, ended on the last day of any fiscal quarter of such Person, determined on a consolidated basis without duplication, consolidated interest expense of such Person and its consolidated Subsidiaries, whether paid or accrued, without deduction of consolidated interest income of such Person and its consolidated Subsidiaries, as determined in accordance with GAAP.

(f)             “Liquidity”: With respect to Guarantor and any date, the amount of (i) unrestricted and unencumbered (other than pursuant to the Repurchase Documents) Cash and Cash Equivalents held by Guarantor and its consolidated Subsidiaries (including, without limitation, Cash and Cash Equivalents held by Seller), (ii) the aggregate amount of all unfunded investor capital commitments of Guarantor, if any, that are available to be called on without condition (other than customary notice conditions or as otherwise set forth in the subscription or other relevant agreements of Guarantor) and are not pledged to any other Person or subject to any Lien (other than pursuant to a subscription financing line of credit), net of amounts outstanding under any subscription financing line of credit of Guarantor or any of its consolidated Subsidiaries and (iii) aggregate amount of all unfunded lender commitments to Guarantor, if any, that are available to be called on without condition (other than customary credit facility conditions).

(g)            “Net Available Capital Commitments”: As of any date of determination with respect to Guarantor, calculated, without duplication and determined on an aggregate basis, the amount of any unfunded, unencumbered (except for encumbrances in respect of customary pledges of capital commitments in support of a subscription credit facility) and uncalled capital commitments in favor of investors in Guarantor and callable as of right by Guarantor pursuant to (i) the Subscription Agreements dated July 28, 2017 and May 1, 2018, between FS Shareholder and Guarantor, (ii) the Subscription Agreements dated July 28, 2017 and May 1, 2018, between Rialto Shareholder and Guarantor and/or (iii) such other subscription agreements as Buyer may hereafter approve by notice to Guarantor (such approval not to be unreasonably withheld, conditioned or delayed), but in each case only to the extent that each such capital commitment (x) is from either FS Shareholder or Rialto Shareholder, but only to the extent that each such entity (A) is not subject to an Insolvency Event, and (B) has not previously failed to fund any other capital call under a partnership agreement, subscription agreement or another similar agreement, (y) is payable in cash, and (z) is readily available to be called by Guarantor without condition from time to time other than customary notice and similar administrative conditions.

(h)            “Net Income”: With respect to any Person and its consolidated Subsidiaries for any period of four consecutive fiscal quarters ended on the last day of any fiscal quarter of such Person, the sum of all the net income of such Person and its consolidated Subsidiaries determined in accordance with GAAP and in each case, determined on a consolidated basis without duplication.

(i)             “Net Worth”: With respect to any Person and its consolidated Subsidiaries on any date, all amounts that would be included under capital or shareholder’s equity (or any like caption) on a consolidated balance sheet of such Person and its consolidated Subsidiaries pursuant to GAAP.

(j)             “Restricted Cash”: With respect to any Person and its consolidated Subsidiaries on any date, any amount of cash of such Person and its consolidated Subsidiaries that is either encumbered with a prior lien or claim or is contractually required to be set aside, segregated or otherwise reserved.

(k)             “Tangible Net Worth”: With respect to any Person and its consolidated Subsidiaries on any date, the Net Worth of such Person and its consolidated Subsidiaries, minus (a) to the extent already included in the calculation of Tangible Net Worth, amounts owing to such Person or any of its consolidated Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Subsidiary or Affiliate thereof, (b) intangible assets as determined in accordance with GAAP, and (c) prepaid taxes and/or expenses, all on or as of such date and all determined, in each case, on a consolidated basis without duplication, plus such Person’s Net Available Capital Commitments; provided that for purposes of determining the Leverage Ratio, all nonrecourse Indebtedness of any consolidated Subsidiary associated with a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall be disregarded so long as, with respect to each other master repurchase or loan-on-loan facility under which Guarantor is obligated to comply with a Tangible Net Worth covenant or similar financial covenant (any such financial covenant, a “TNW Covenant”), any TNW Covenant set forth in any such other facility determines the Leverage Ratio in the same way as set forth in this proviso.

(l)             “Total Indebtedness”: With respect to any Person and its consolidated Subsidiaries on any date, without duplication, all amounts of consolidated Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet), plus the proportionate share of all Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of all non-consolidated Subsidiaries and minority interests of such Person, on or as of such date; provided that nonrecourse Indebtedness of any consolidated Subsidiary that is owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall be disregarded for purposes of this definition so long as, with respect to each other master repurchase or loan-on-loan facility under which Guarantor is obligated to comply with a Total Indebtedness Covenant or similar financial covenant (any such financial covenant, a “Indebtedness Covenant”), any Indebtedness Covenant set forth in any such other facility disregards nonrecourse Indebtedness in the same way as set forth in this proviso.

2.            Guarantee.

(a)            Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Guaranteed Obligations by Seller when due (whether at the stated maturity, by acceleration or otherwise), upon the occurrence of any of the following:

(i)            a voluntary bankruptcy or insolvency proceeding is commenced by Seller in violation of its limited liability company agreement, under the U.S. Bankruptcy Code or any similar federal or state law; and/or

(ii)           an involuntary bankruptcy or insolvency proceeding is commenced against Seller or Guarantor in connection with which Seller or Guarantor or any of their respective Affiliates has or have colluded in any way with the creditors commencing or filing such proceeding.

(b)            In addition to the foregoing, Guarantor shall be liable for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:

(i)            any material breach of the separateness covenants set forth in Article 9 of the Repurchase Agreement;

(ii)           any intentional and material breach of any representations and warranties contained in any Repurchase Document by Seller including, but not limited to, (in each case) any of the representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting Seller’s properties or any of the Purchased Assets; and/or

(iii)          fraud or intentional misrepresentation by Seller or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any of the other Repurchase Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement.

(c)            Nothing herein shall be deemed to be a waiver of any right which Buyer may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the outstanding obligations under the Repurchase Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to the Buyer in accordance with the Repurchase Agreement or any other Repurchase Document.

(d)            In addition to the foregoing and notwithstanding the terms set forth in subsection 2(a), Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable, out-of-pocket fees and disbursements of outside counsel) which may be paid or actually incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Guaranteed Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee, and agrees to indemnify and hold harmless Buyer from any and all claims, damages, losses, liabilities, costs and expenses that may be incurred by or asserted or awarded against Buyer, in each case relating to or arising out of the Guaranteed Obligations. This Guarantee shall remain in full force and effect and fully enforceable against Guarantor in all respects until the Guaranteed Obligations are fully satisfied and paid in full, notwithstanding that from time to time prior thereto Seller may be free from any Guaranteed Obligations.

(e)            No payment or payments made by Seller or any other Person (other than Guarantor in respect of the Guaranteed Obligations) or received or collected by Buyer from Seller or any other Person (other than Guarantor in respect of the Guaranteed Obligations) by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder which shall, notwithstanding any such payment or payments, remain liable for the amount of the Guaranteed Obligations (subject to the terms of this Guarantee) until the Guaranteed Obligations are paid in full.

(f)            Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of Guarantor’s liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3.            Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against Seller and any collateral for any Guaranteed Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation, or seek any contribution or reimbursement from any Seller, until all amounts owing by Seller to Buyer under the Repurchase Documents or any related documents have been paid in full; and, further provided, that such subrogation rights shall be subordinate in all respects to all amounts owing to the Buyer under the Repurchase Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Repurchase Obligations shall not have been paid in full, such amount shall be held by Guarantor in trust for Buyer, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Buyer in the exact form received by Guarantor (duly indorsed by Guarantor to Buyer, if required), to be applied against the Repurchase Obligations, whether matured or unmatured, in such order as Buyer may determine.

4.            Amendments, etc. with Respect to the Guaranteed Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by Buyer may be rescinded by Buyer and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Repurchase Document and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on Seller or any other guarantor, and any failure by Buyer to make any such demand or to collect any payments from Seller or any such other guarantor or any release of Seller or such other guarantor shall not relieve Guarantor of its Guaranteed Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.            Guarantee Absolute and Unconditional.

(a)            Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Seller or Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of protest, demand, dishonor, default, nonpayment or nonperformance, notice of any exercise of remedies, and all other notices whatsoever, other than as specifically provided herein, to or upon Seller or Guarantor with respect to the Guaranteed Obligations. Guarantor also waives any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any part of the Guaranteed Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Repurchase Agreement or any other Repurchase Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance or any defense or counterclaim arising out of Buyer’s breach of the Repurchase Agreement or any other Repurchase Document) which may at any time be available to or be asserted by Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against Seller or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or Knowledge of Seller or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller for the Guaranteed Obligations of Guarantor under this Guarantee, in bankruptcy or in any other instance, or any defense of a surety or guarantor. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against Seller or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from Seller or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Seller or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer or any Affiliate of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and its successors and permitted endorsees, transferees and assigns, until all the Guaranteed Obligations and the obligations of Guarantor under this Guarantee shall have been satisfied by payment in full, notwithstanding (x) any sale by Buyer of any Purchased Asset as set forth in Article 10 of the Repurchase Agreement or the exercise by Buyer of any of the other rights and remedies set forth in any of the Repurchase Documents, or (y) that from time to time during the term of the Repurchase Documents Seller may be free from any Guaranteed Obligations.

(b)            Without limiting the generality of the foregoing, the occurrence of one or more of the following shall not preclude the exercise by Buyer of any right, remedy or power hereunder or alter or impair the liability of Guarantor hereunder, which shall, remain absolute, irrevocable and unconditional:

(i)            at any time or from time to time, without notice to Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, waived or renewed, or Seller shall be released from any of the Guaranteed Obligations, or any of the Guaranteed Obligations shall be subordinated in right of payment to any other liability of Seller;

(ii)           any of the Guaranteed Obligations shall be accelerated or otherwise become due prior to their stated maturity, in any case, in accordance with the terms of the Repurchase Agreement, or any of the Guaranteed Obligations shall be amended, supplemented, restated or otherwise modified in any respect, or any right under the Repurchase Agreement shall be waived, or any other guaranty of any of the Guaranteed Obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with;

(iii)          the occurrence of any Default or Event of Default under the Repurchase Agreement, or the occurrence of any similar event (howsoever described) under any agreement or instrument referred to therein;

(iv)          any consolidation or amalgamation of Seller with, any merger of Seller with or into, or any transfer by Seller of all or substantially all its assets to, another Person, any change in the legal or beneficial ownership of ownership interests issued by Seller, any Division of Seller or Pledgor, or any other change whatsoever in the objects, capital structure, constitution or business of Seller;

(v)          any delay, failure or inability of Seller or any other guarantor or obligor in respect of any of the Guaranteed Obligations to perform, willful or otherwise, any provision of the Repurchase Agreement beyond any applicable cure periods;

(vi)          any action, forbearance or failure to act by Buyer that adversely affects Guarantor’s right of subrogation arising by reason of any performance by Guarantor of this Guarantee;

(vii)          any suit or other action brought by, or any judgment in favor of, any beneficiaries or creditors of, Seller or any other Person for any reason whatsoever, including any suit or action in any way disaffirming, repudiating, rejecting or otherwise calling into question any issue, matter or thing in respect of the Repurchase Agreement;

(viii)        any lack or limitation of status or of power, incapacity or disability of Seller or any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(ix)          any change in the laws, rules or regulations of any jurisdiction, or any present or future action or order of any Governmental Authority, amending, varying or otherwise affecting the validity or enforceability of any of the Guaranteed Obligations or the obligations of any other guarantor or obligor in respect of any of the Guaranteed Obligations;

(x)           any lack of validity or enforceability of the Repurchase Agreement or any other Repurchase Document for any reason, including any bar by any statute of limitations or other law of recovery on any obligation under the Repurchase Agreement or any other Repurchase Document, or any defense or excuse for failure to perform on account of any event of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever;

(xi)          any change in the time, manner or place of payment of, or in any other term of, the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, including any amendment or waiver of or any consent to departure from the Repurchase Agreement or any other Repurchase Document, in any such case, made or effected in accordance with the terms of the Repurchase Agreement or any other Repurchase Document;

(xii)         any action which Buyer may take or omit to take in connection with the Repurchase Agreement or any other Repurchase Document, any of the obligations thereunder (or any Indebtedness owing by Seller to Buyer); any giving or failure to give any notice; any course of dealing of Buyer with Seller or any other Person; or any forbearance, neglect, delay, failure, or refusal to take or prosecute any action for the collection or enforcement of the Repurchase Agreement, any other Repurchase Document or any obligation thereunder, to foreclose or take or prosecute any action in connection with the Repurchase Agreement, to bring suit against Seller or any other Person, or to file a claim in any Insolvency Proceeding;

(xiii)        any compromise or settlement of any part of the Repurchase Agreement, any other Repurchase Document, or obligations thereunder or any other amount claimed to be owing under the Repurchase Agreement or any other Repurchase Document;

(xiv)        any modification of the Repurchase Agreement or any other Repurchase Document, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including, without limitation, the renewal, extension, adjustment, indulgence, forbearance, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon;

(xv)         any impairment of the value of any interest in any Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations or any portion thereof, including, without limitation, the failure to obtain or maintain perfection or recordation of any lien or other interest in any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations, the release of any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such Purchased Assets, Pledged Collateral or any other collateral or security for the Repurchase Obligations;

(xvi)        the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security;

(xvii)       any change, restructuring or termination of the corporate structure or existence of Seller; any Division of Seller or Pledgor, or any release, substitution or addition of any other obligor, or any Insolvency Event or Insolvency Proceeding with respect to Seller; or

(xviii)      any action or inaction of Seller or any other Person, or any change of law or circumstances, or any other facts or events which might otherwise constitute a defense available to, or a discharge of, Seller, or a guarantor or surety.

(c)            Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i)            Guarantor hereby unconditionally and irrevocably waives: (A) any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer which in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against Seller, or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against Seller, against any other guarantor, or against any other person or security, (B) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Seller or Guarantor, (C) any defense based upon the application by Seller of any Purchase Price under the Repurchase Agreement for purposes other than the purposes represented by Seller to Buyer or intended or understood by Buyer or Guarantor, (D) any defense based upon Buyer’s failure to disclose to Guarantor any information concerning Seller’s financial condition or any other circumstances bearing on Seller’s ability to pay all sums payable under the Repurchase Documents, (E) any defense based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (F) any defense based upon Buyer’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute, (G) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code and (H) any right of subrogation, any right to enforce any remedy that Guarantor may have against Seller or any other Person liable for the Guaranteed Obligations and any right to participate in, or benefit from, any security for the Repurchase Agreement or Repurchase Documents now or hereafter held by Buyer.

(ii)           Guarantor further unconditionally and irrevocably waives any and all rights and defenses that Guarantor may have as a result of Seller’s obligations under the Repurchase Documents being backed and/or secured by real property. Among other things, Guarantor agrees: (1) Buyer may collect from Guarantor without first foreclosing on any real or personal property sold by Seller under the Repurchase Agreement and/or in which a security interest has been granted to Buyer pursuant to Article 11 of the Repurchase Agreement (herein “Related Property”), (2) if Buyer forecloses on any Related Property, then (A) the amount of Seller’s debt and Guarantor’s obligation hereunder may be reduced only by the price for which such collateral is sold at any foreclosure sale (whether public or private), even if the collateral is worth more than the sale price, and (B) Buyer may collect from Guarantor pursuant to the terms of this Guarantee even if Buyer, by foreclosing on any Related Property, has destroyed any right Guarantor may have to collect from Seller or its Affiliates. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property. Guarantor further waives any rights it may have under Sections 1301 or 1371 of the Real Property Actions and Proceedings Law of the State of New York.

(iii)          Guarantor further expressly waives to the fullest extent permitted by law any and all rights and defenses, including any rights of reimbursement, indemnification and contribution, that might otherwise be available to Guarantor under applicable law.

(iv)          Guarantor agrees that the performance of any act or any payment that tolls any statute of limitations applicable to the Repurchase Agreement or any Repurchase Document shall similarly operate to toll the statute of limitations applicable to Guarantor’s liability hereunder.

(v)            Guarantor agrees that (A) the obligations of Guarantor under this Guarantee are independent of the obligations of Seller or any other Person under the Repurchase Documents, (B) a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether an action is brought against Seller or any other Person or whether Seller or any other Person is joined in any such action, and (C) concurrent actions may be brought hereon against Guarantor in the same action, if any, brought against Seller or any other Person or in separate actions, as often as Buyer, in its sole discretion, may deem advisable.

(vi)          Guarantor is presently informed of the financial condition of Seller and of all other circumstances which diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about Seller’s financial condition, the status of other guarantors, if any, and of circumstances which bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer or any Affiliate of Buyer for any such information. Absent a written request for such information by Guarantor to Buyer, Guarantor hereby unconditionally and irrevocably waives the right, if any, to require Buyer to disclose to Guarantor, and unconditionally and irrevocably waives any defense based upon Buyer’s failure to disclose to Guarantor, any information which Buyer may now or hereafter acquire concerning such condition or circumstances including, but not limited to, the release of or revocation by any other guarantor.

(vii)         Guarantor has independently reviewed the Repurchase Documents and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by Seller or any other guarantor to Buyer or any Affiliate of Buyer, now or at any time and from time to time in the future.

6.            Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer or agent under any federal or state law or any such similar law of any other applicable jurisdiction for, Seller or any substantial part of Seller’s property, or otherwise, all as though such payments had not been made.

7.            Payments. Guarantor hereby agrees that the Guaranteed Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8.            Representations and Warranties. Guarantor represents and warrants that:

(a)            Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

(b)            no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority and no consent of any other Person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee, except those consents, authorizations, filings or acts which have been made or obtained;

(c)            this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by Insolvency Laws or by general principles of equity (whether enforcement is sought in proceedings in equity or at law);

(d)            the execution, delivery and performance of this Guarantee will not violate any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, or other Requirements of Law, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject, or any provision of any security issued by Guarantor or of any agreement, instrument or other undertaking to which Guarantor is a party or by which it or any of its property is bound (“Contractual Obligation”), and will not result in or require the creation or imposition of any lien on any of the properties or revenues of Guarantor pursuant to any Requirement of Law or Contractual Obligation of Guarantor;

(e)            except as disclosed in writing to Buyer prior to the Closing Date, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Guarantor’s Knowledge, threatened by or against Guarantor or against any of Guarantor’s properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby, which litigation, investigation or proceeding could be reasonably likely to have a Material Adverse Effect on Guarantor;

(f)            except as disclosed in writing to Buyer prior to the date hereof, Guarantor has filed or caused to be filed all tax returns which are required to be filed and has paid all material taxes which have become due and payable (other than any amounts which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, to the Knowledge of Guarantor, and no claim is being asserted, with respect to any such tax, fee or other charge; and

(g)            Guarantor (i) has been duly organized and is validly existing under the laws of the State of Maryland, (ii) is in good standing under the laws of the State of Maryland and (iii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed, expect where failure to comply could not reasonably be expected to have a Material Adverse Effect.

(h)            Guarantor and each of its respective Affiliates has complied in all respects with all Requirements of Laws, except for instances of non-compliance that would not have a Material Adverse Effect. Neither Guarantor, any Subsidiaries or Parents of Guarantor nor, to the knowledge of Guarantor, any Affiliate of Guarantor (a) is in violation of any Sanctions, or (b) is a Sanctioned Target. Guarantor is not controlled by or required to be registered as an “investment company” as defined in the Investment Company Act. Guarantor and all Affiliates of Guarantor are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. Neither Guarantor nor any Affiliate of Guarantor has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Guarantor, any Affiliate of Guarantor or any other Person, in violation of the Foreign Corrupt Practices Act.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by Guarantor on and as of the date of this Guarantee, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect.

9.            Covenants. Guarantor shall at all times satisfy the following financial covenants, as determined on a consolidated basis in accordance with GAAP, consistently applied:

(a)            Adjusted Tangible Net Worth. Guarantor shall not permit its Adjusted Tangible Net Worth at any time to be less than the greater of either (i) an amount equal to seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor from and after its date of formation, plus an amount equal to seventy-five percent (75%) of the Net Available Capital Commitments, minus seventy-five percent (75%) of the amounts expended for equity redemptions or repurchases by the Guarantor from and after its date of formation and (ii) an amount equal to seventy five percent (75%) of the then-current Maximum Amount.

(b)            EBITDA to Interest Expense Ratio. As of the end of each fiscal quarter of Guarantor, the ratio of Guarantor’s EBITDA to Guarantor’s Interest Expense shall not at any time be less than 1.40 to 1.0, in each case, calculated on a trailing four-quarter basis.

(c)            Maximum Debt to Equity Ratio. Guarantor shall not permit the ratio of its Total Indebtedness to its Tangible Net Worth to be greater than 3.50 to 1.00 at any time.

(d)            Minimum Liquidity. Guarantor shall not permit its Liquidity to be less than the greater of either (i) $15,000,000 and (ii) five percent (5.00%) of the aggregate outstanding Purchase Prices of all Purchased Assets subject to Transactions as of such date of determination.

(e)            Mandatory Notices. Guarantor shall, within five (5) Business Days after receiving notice or having knowledge thereof, notify Buyer of the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Guarantor, if the amount in controversy, either individually or in the aggregate, exceeds $25,000,000, (ii) questions or challenges the validity or enforceability of any Repurchase Document or Transaction, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect. Each such notice shall include a certificate of a Responsible Officer of Guarantor setting forth details of such occurrence and any action Guarantor has taken or proposes to take with respect thereto.

10.            Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.            Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

12.            No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to Section 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

13.            Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, provided that, subject to any limitations set forth in the Repurchase Agreement, any provision of this Guarantee may be waived by Buyer in a letter or agreement executed by Buyer and delivered in accordance with Section 14 herein below. This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of Buyer, and its respective successors and assigns. THIS GUARANTEE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS GUARANTEE, THE RELATIONSHIP BETWEEN GUARANTOR AND BUYER, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS OF BUYER AND DUTIES OF GUARANTOR SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.  GUARANTOR AND BUYER INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS GUARANTEE.

14.            Notices. Notices by Buyer to Guarantor may be given in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by email if also sent by one of the foregoing, to the address or email set forth under Guarantor’s signature below or such other address as Guarantor shall specify from time to time in a notice to Buyer. Any of the foregoing communications shall be effective when delivered, if such delivery occurs on a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery. Notices to Buyer by Guarantor may be given in the manner set forth in the Repurchase Agreement.

15.            SUBMISSION TO JURISDICTION; WAIVERS. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)            SUBMITS FOR GUARANTOR AND GUARANTOR’S PROPERTY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE OTHER REPURCHASE DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT GUARANTOR MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)            AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT GUARANTOR’S ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(D)            AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

16.            Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer or any representative of Buyer relative to the subject matter hereof not reflected herein.

17.            Acknowledgments. Guarantor hereby acknowledges that:

(a)            Guarantor has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b)            Buyer has no fiduciary relationship to Guarantor, and the relationship between Buyer and Guarantor is solely that of surety and creditor; and

(c)            no joint venture exists between or among any of Buyer on the one hand, and Guarantor and Seller on the other hand.

18.            WAIVERS OF JURY TRIAL. EACH OF GUARANTOR AND BUYER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

19.            Intent. Guarantor intends (a) this Guarantee to constitute a security agreement or arrangement or other credit enhancement within the meaning of Section 101 of the Bankruptcy Code related to a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and, to the extent that this Guarantee relates to a Transaction under the Repurchase Agreement that has a maturity date of less than one (1) year, a security agreement or arrangement or other credit enhancement related to a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (b) that, with respect to this Guarantee, (x) Buyer (for so long as Buyer is a “financial institution”, a “financial participant” or other entity listed in Section 555 of the Bankruptcy Code) shall be entitled to the benefits and protections afforded under Section 555 of the Bankruptcy Code with respect to a “securities contract” and (y) to the extent that this Guarantee relates to a Transaction under the Repurchase Agreement that has a maturity date of less than one (1) year, Buyer (for so long as Buyer is a “repo participant” or a “financial participant”) shall be entitled to the benefits and protections afforded under Section 559 of the Bankruptcy Code.

20.            Set-off.

(a)            In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law, at law or otherwise, Guarantor hereby grants to Buyer, to secure repayment of the Guaranteed Obligations, a right of set off upon any and all of the following: monies, securities, collateral or other property of Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer or any Affiliate of Buyer, for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Guarantor and to set-off against any Guaranteed Obligations or Indebtedness owed by Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer or any Affiliate of Buyer to or for the credit of Guarantor, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer and each Affiliate of Buyer is hereby authorized upon any amount becoming due and payable by Guarantor to Buyer under the Repurchase Documents, the Guaranteed Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Guarantor, any such notice being expressly waived by Guarantor to the extent permitted by any Requirements of Law, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer by Guarantor under the Repurchase Documents and the Guaranteed Obligations, irrespective of whether Buyer or any Affiliate of Buyer shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Guarantor shall be deemed directly indebted to Buyer in the full amount of all amounts owing to Buyer by Guarantor under the Repurchase Documents and the Guaranteed Obligations, and Buyer shall be entitled to exercise the rights of set-off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS UNDER THE REPURCHASE DOCUMENTS, THE PLEDGED COLLATERAL OR ANY OTHER COLLATERAL SECURITY FOR THE REPURCHASE OBLIGATIONS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET-OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY GUARANTOR.

(b)            Buyer shall promptly notify Guarantor after any such set-off and application made by Buyer or any of its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 20 shall be effective to create a charge or other security interest. This Section 20 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

(c)            Guarantor hereby waives any right of setoff it has or may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer or any Affiliate of Buyer, or their respective assets or properties.

21.            To the extent that Guarantor is obligated under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility involving the financing of fixed rate commercial real estate assets which are intended to be included in a CMBS conduit securitization (whether now in effect or in effect at any time during the term of the Repurchase Agreement) to comply with a financial covenant that is comparable to any of the financial covenants set forth in the Repurchase Agreement, the Guarantee or in any other Repurchase Document, and such comparable financial covenant is more restrictive to Guarantor or is otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in the Repurchase Agreement, the Guarantee or in any other Repurchase Document, or is in addition to any financial covenant set forth in the Repurchase Agreement, the Guarantee or in any other Repurchase Document, then such comparable or additional financial covenant shall, with no further action required on the part of Buyer or Guarantor, automatically become a part of the Repurchase Agreement, the Guarantee or such other Repurchase Document and be incorporated herein and/or therein, and Guarantor hereby covenants to maintain compliance with such comparable or additional financial covenant at all times throughout the remaining term of the Repurchase Agreement or the Guarantee, as applicable. In connection therewith, Guarantor agrees to promptly notify Buyer of the execution of any agreement or other document that would cause this provision to become effective and to provide a copy of the relevant agreement or, the applicable provisions thereof, certified as true and correct by a Responsible Officer; provided that (a) if any such agreement or other document contains customary confidentiality requirements that allow disclosure only to third parties that agree to be similarly bound by such confidentiality requirements, disclosure to Buyer is subject to Buyer’s agreement to be similarly bound by the applicable confidentiality requirements, and (b) if any such agreement or other document contains confidentiality requirements that are not customary or do not allow disclosure to third parties under any circumstances, Seller covenants and agrees to use commercially reasonable efforts to obtain the applicable counterparty’s consent to disclosure to Buyer and Seller’s obligations to disclose to Buyer notwithstanding such confidentiality provisions, to the extent so limited by the applicable confidentiality provisions of the relevant agreement or other document, and such disclosure to Buyer shall be subject to Seller’s obtaining such counterparty’s consent to disclosure; provided further, however, that the inability of Guarantor to disclose such documents to Buyer as a consequence of any such confidentiality provisions shall not relieve or mitigate Guarantor of its obligation to comply with any such covenants contained therein pursuant to the immediately preceding sentence. Guarantor further agrees to execute and deliver any new guaranties, agreements or amendments to the Repurchase Agreement, the Guarantee or any other Repurchase Document necessary to evidence all such new or modified provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto and thereto.

22.            Recognition of the U.S. Special Resolution Regimes.

(a)            In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Guarantee, and any interest and obligation in or under this Guarantee, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Guarantee, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Guarantee that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Guarantee were governed by the laws of the United States or a state of the United States.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation

By:	/s/ Christopher Condelles
	Name:	Christopher Condelles
	Title:	Chief Financial Officer

Address for Notices:

FS Credit Real Estate Income Trust, Inc. 201 Rouse Boulevard Philadelphia, PA 19112 Attention: William Goebel Tel: (215) 220-4247 E-mail: credit.notices@fsinvestments.com